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                                                                   Exhibit 10.15

                      FIRST AMENDMENT AND SUPPLEMENT TO THE
                         MAYA CRUDE OIL SALES AGREEMENT

            AGREEMENT (this "Agreement") made and entered into as of August 19th 1999, by and between P.M.I. COMERCIO INTERNACIONAL, S.A. de C.V., a Mexican corporation ("Seller") and CLARK REFINING AND MARKETING, INC., a Delaware corporation ("Buyer").

                               W I T N E S S E T H

            WHEREAS, Seller and Buyer entered into that certain Maya Crude Oil Sales Agreement, dated as of March 10, 1998 (the "Maya Agreement"); and

            WHEREAS, Buyer and Seller wish to amend and supplement certain provisions of the Maya Agreement;

            NOW THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants and conditions herein set forth, do hereby agree as follows:

      1. Amendments to Article 1 of the Maya Agreement.

            (a) The definition of "Monthly Surplus" set out in Article 1 of the Maya Agreement is hereby amended to read in its entirety as follows:

            "Monthly Surplus" means, for any Month all or part of which is within the Guarantee Period, the amount equal to the product of (a) the Differential for such Month less U.S.$15.00 (if greater than zero) multiplied by (b) thirty-six and six tenths percent (36.6%) of the Contract Quantity delivered by Seller to Buyer in such Month (prorated for any Month which is only partly within the Guarantee Period); provided, however, that for purposes of determining any Monthly Surplus, (i) in the event that the Completion Date has not been achieved on or before the Guarantee Date, then Seller shall be deemed to have delivered the Contract Quantity determined in accordance with Article 7.1(b) as though Completion had been achieved, and (ii) in the event Buyer, on or after the Completion Date, has underlifted under Article 8.1, then Seller shall be deemed to have delivered the entire Contract Quantity for such Month less any volume the lifting of which is excused under Article 8.2.

            (b) There is hereby added to Article 1 a new defined term "Governmental Force Majeure," which shall read in its entirety as follows:

            "Governmental Force Majeure" means the reduction by Seller of Maya deliveries under Seller's contractual commitments to its export customers in general as the result of a direction from the federal government
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      of Mexico to curtail crude oil exports despite the availability of Maya for export.

            (a) The definition of "Refinery" set out in Article 1 of the Maya Agreement is hereby amended to read in its entirety as follows:

            "Refinery" means the refinery located at Port Arthur, Texas and owned, as of the date of the Agreement, by Clark Refining & Marketing, Inc., as modified and expanded by the Project.

      2. Amendments and Supplement to Article 11 of the Maya Agreement.

            (a) Article 11.4.1 of the Maya Agreement is hereby amended to read in its entirety as follows:

            11.4.1 If at any time (a) Buyer fails to make any payment in an aggregate amount of one hundred thousand U.S. Dollars (U.S.$100,000) or more, which is required to be made by Buyer under the Agreement, or under any other crude oil agreement between Buyer and Seller, when and as the same shall become due and payable and such failure is not remedied within five Business Days, (b) the Clark Performance Undertaking is required under Article 29.5 but fails to be in full force and effect, or (c) either
      (1) senior unsecured long-term debt securities of Buyer for which there is no recourse to or credit enhancement from any party other than Buyer, or, on an indicative basis, Buyer's ability to pay senior unsecured long-term obligations of U.S.$100,000,000 for which there is no recourse to or credit enhancement from any party other than Buyer, or (2) in the event the Clark Performance Undertaking is required pursuant to Article 29.5, senior unsecured long-term debt securities of Clark R&M for which there is no recourse to or credit enhancement from any party other than Clark R&M, or, on an indicative basis, the Clark Performance Undertaking are (i) not rated at least Baa3 by Moody's Investors Service, Inc. or BBB- by Standard & Poor's Rating Services (or, if either such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question), (ii) placed on credit watch for potential down-grading by either such rating agency while rated Baa2 or lower in the case of Moody's Investors Service, Inc. or BBB or lower in the case of Standard & Poor's Rating Services (or, if either such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question), or (iii) not rated by at least one such rating agency, then Seller shall have the right in its sole discretion to require Buyer to secure its obligations to make payment for Maya under the Agreement either, at Buyer's option, by means of one or more stand-by letters of credit conforming to the requirements of Article 11.4.2 or by means of a financial guarantee insurance policy conforming to the requirements of
      Article 11.4.3; provided, however, that any such letter of credit or insurance shall no longer be required and, if outstanding, any such letter of credit shall be returned by Seller and any


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      such insurance coverage shall be allowed to lapse or be cancelled in accordance with its terms, when and if (x) in the case of (a) above, such failure to pay has been cured in full and no other such failure to pay has occurred during the period of three Months from such cure, (y) in the case of (b) above, the Clark Performance Undertaking has come into and remained in full force and effect for a period of three Months, and (z) in the case of (c) above, the securities or obligations referred to therein become rated Baa3 or higher by Moody's Investors Service, Inc. or BBB- or higher by Standard & Poor's Rating Services (or, if either such agency changes its rating system, the equivalent successor rating applied by such agency at the time in question) or, if so rated and placed on credit watch, such ratings are confirmed.

            (b) There is hereby added to the Maya Agreement a new Article 11.4.3, reading in its entirety as follows:

            11.4.3 Any financial guarantee insurance policy shall:

                  (i) be issued by Winterthur International Insurance Company
            Limited, or such other insurance company as may be proposed by Buyer and acceptable to Seller in its sole discretion exercised based upon its generally applicable credit criteria; provided that Winterthur International Insurance Company Limited or such other insurer maintains, at all times while the policy is required to be in effect, insurer financial strength and long-term counterparty credit ratings of at least "A" (not including "A minus") assigned by Standard & Poor's Ratings Services (or, if such agency changes its rating system, the equivalent successor ratings applied by such agency at the time in question) and is not on credit watch for potential downgrading by such agency;

                  (ii) provide coverage which, on any Day, is available in an amount equal at least to the total aggregate amount of (A) all unpaid invoices for Maya delivered under the Agreement plus (B) one hundred ten percent (110%) of Seller's estimated invoice value of any Maya cargo with respect to which an invoice has yet to be issued but which either has been lifted by Buyer, or the Agreed Laydays for which have commenced or will commence within three Days from the Day on which such calculation is made; and

                  (iii) be issued in the form of Annex 14A and accompanied when issued and delivered to Seller by an opinion of the insurer's English counsel addressed to Seller in substantially the form of Annex 14B.

            (c) Article 11.5 is hereby amended to read in its entirety as follows:


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            11.5 Suspension of Deliveries. In the event that (a) Buyer fails to make any payment in an aggregate amount of one hundred thousand U.S. Dollars (U.S.$100,000) or more required to be made by Buyer under the Agreement, or under any other crude oil agreement between Buyer and Seller, when and as the same shall become due and payable, or (b) Buyer fails to establish and maintain in accordance with Article 11.4.2 or
      11.4.3 any stand-by letter of credit or financial guarantee insurance required by Seller pursuant to Article 11.4.1, then (in addition to all other rights or remedies provided to Seller hereunder or otherwise) Seller shall have the right at its sole discretion to suspend further deliveries of Maya unless and until Buyer makes the required payment referred to in
      (a) above together with any accrued interest thereon or establishes the stand-by letter of credit or insurance required pursuant to Article 11.4, as the case may be. In the event of such suspension by Seller and subsequent cure by Buyer, Seller shall not be obligated to resume delivery of Maya for a period of time following such cure equal to the shorter of the period of suspension preceding such cure or three Months; it being understood that Seller shall use all commercially reasonable efforts to resume such delivery earlier.

            (d) There is hereby added to the Maya Agreement a new Annex 14A, Form of Financial Guarantee Insurance Policy, and a new Annex 14B, Form of Opinion of Insurance Counsel, reading in their entirety as set out in the attachments hereto.

      3. Amendments to Article 16 of the Maya Agreement. Article 16 of the Maya Agreement is hereby amended to read in its entirety as follows:

            ARTICLE 16 FORCE MAJEURE

                  16.1 Relief from Liability. Subject to the following terms of this Article 16, neither party to the Agreement shall be liable for demurrage, loss, damage, claims or demands of any nature arising out of delays or defaults in performance under Parts III or V due to force majeure.

                  16.2 Notice. Any party claiming force majeure shall promptly notify the other of the occurrence of the event of force majeure relied upon. In addition, each party shall give prompt notice to the other of the occurrence of any event or the existence of any condition, whether the result of force majeure or otherwise, known to it which is reasonably likely to materially and adversely affect such party's ability to perform any of its material obligations under the Agreement.

                  16.3 Payment for Maya Sold and Delivered. Nothing in this
      Article 16 shall relieve Buyer of its obligation to pay in full for Maya sold and delivered hereunder and for all other amounts due and payable to Seller from Buyer under the Agreement.


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                  16.4 Pro-rata Apportionment. If, as a result of force majeure,
      Seller at any time does not have available a sufficient amount of Maya for export to supply the aggregate amount of Maya to be sold by it hereunder to Buyer and under such commitments as Seller may have with its other customers, then Seller (a) shall not reduce the quantity of Maya sold to Buyer hereunder by a percentage greater than the percentage by which Seller reduces the aggregate amount of its sales of Maya to (i) other export customers under agreements to supply 50,000 BPD or more of Maya, or
      (ii) in the event such agreements represent less than twenty percent (20%) of Seller's exports of Maya, Seller's other export customers in general, and (b) in the event such force majeure is a Governmental Force Majeure, the amount by which the quantity of Maya sold and delivered to Buyer hereunder would otherwise be reduced due to such Governmental Force
      Majeure shall be applied by Seller first against any quantity of Maya nominated for sale and delivery to the Refinery under any other crude oil supply agreement between Seller and Buyer or any of its Affiliates to the full extent such quantity is not otherwise reduced due to force majeure under the terms of such other agreement. It is expressly understood and agreed that the occurrence of an event of force majeure shall not under any circumstances require Seller to purchase crude oil from any party to sell to Buyer.

                  16.5 Extension of Guarantee Period. If an event of force majeure affecting the delivery, lifting or processing of Maya results in a curtailment of processing at the Refinery of more than twenty-five percent (25%) of the Contract Quantity on average over any period of fifteen (15) consecutive Days or more during the Guarantee Period, then the Guarantee Period shall be extended by the number of Days necessary for the Refinery, assuming operation at Design Capacity, to process the quantity of Maya not processed due to such curtailment; provided, however, that: (a) in the event (i) such force majeure is a Governmental Force Majeure and (ii) no quantity of Maya the sale and delivery of which would otherwise be reduced under this Agreement is applied instead, pursuant to the terms of Article 16.4(b), against Maya nominated under another agreement, then the above-mentioned threshold of twenty-five percent on average over fifteen Days shall not apply as a condition to such extension of the Guarantee Period; (b) the aggregate period of all extensions under this Article 16.5 shall not exceed two hundred seventy (270) Days in respect of events of force majeure affecting the production or delivery of Maya by Seller or the facilities at the Loading Port, and three hundred sixty-five (365) Days in respect of events of force majeure affecting the lifting, transportation, storage or processing of Maya by Buyer; and (c) Buyer, within thirty (30) Days following the end of any such curtailment, shall notify Seller of the specific event of force majeure which caused the curtailment, its duration and the number of Barrels of Maya affected. Upon request from Seller, Buyer shall supply an officer's certificate confirming the content of such notice.


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                  16.6 Meaning of Force Majeure. For purposes of this Article
      16, force majeure shall include any act or event that prevents or delays the performance by either party of its obligations under Part III and Part V if and to the extent such act or event is beyond such party's reasonable control, not the result of such party's fault or negligence, and such party has been unable to overcome the consequences of such act or event by the exercise of commercially reasonable efforts, which may include the expenditure of funds. Subject to the satisfaction of the conditions established in the previous sentence, force majeure shall include, but not be limited to, the following acts or events, or any similar and equally serious acts or events, which prevent or delay the performance by a party of its obligations under Part III and Part V: acts of God or of the public enemy; floods or fire; hostilities or war (whether declared or undeclared); blockade; strikes or other labor disturbances that are not the result of breach of a labor contract by the affected party; riots, insurrections or civil commotion; quarantine restrictions or epidemics; electrical shortages or blackouts; earthquakes; tides, storms or bad weather at the Loading Port; accidents; breakdown or injury to producing or delivering facilities in Mexico or to receiving or processing facilities at the Refinery; interruption, decline or shortage of Seller's supply of Maya available for export from Mexico (including, without limitation, shortage due to increased domestic demand); or laws, change in laws, decrees, regulations, orders or other directives or actions of either general or particular application (other than as may be directed to aspects of the Agreement not common to long-term crude oil supply agreements generally) of the government of Mexico (including, without limitation, Governmental Force Majeure) or the government of the United States of America or any agency thereof (which shall not include Seller, Pemex Exploracion y Produccion, or any of Seller's other Affiliates) or of a Person or authority purporting to act therefor.

      4. Amendments and Supplement to Article 29 of the Maya Agreement.

            (a) Clause A of the definition of Compensating Collateral set out in
Article 29.5(c) of the Maya Agreement is hereby amended to read in its entirety as follows:

      (A) upon presentation of a certificate of Seller stating that Buyer is in breach of the Agreement and has agreed that it is liable to Seller in an amount equal to or greater than the amount being drawn or that Buyer's liability to Seller in an amount equal to or greater than the amount being drawn has been determined in an arbitral award obtained pursuant to
      Article 31.2.

            (b) Article 29.7 of the Maya Agreement is hereby amended to read in its entirety as follows:

            29.7 Right to Terminate. In the event of any assignment of the Agreement by Buyer or Seller contrary to this Article 29, the non-assigning party shall have the right, without prejudice to any other rights or remedies


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      it may have hereunder or otherwise, to terminate the Agreement effective immediately upon notice to the assigning party. In the event that Buyer fails to maintain Compensating Collateral in effect to the extent required under Article 29.5(c), then Seller shall have the right in its sole discretion (without prejudice to any other rights or remedies it may have hereunder or otherwise) (i) to suspend further deliveries of Maya under the Agreement until such failure is remedied, and (ii) in the event that such failure to maintain the required Compensating Collateral continues unremedied for a period of (60) Days, to terminate the Agreement effective immediately upon notice to Buyer.

            (c) It is hereby agreed that any subordinated lien on the Project Assets provided by Buyer as a part of Compensating Collateral shall be substantially in a form to be agreed mutually by the parties.

      5. Certain Clarifications.

            For the avoidance of any doubt, it is agreed that, in connection with Part IV of the Maya Agreement, (i) a "succeeding Quarter" referred to in Articles 17 and 18 of the Maya Agreement may include a Quarter beginning after the end of the Guarantee Period, (ii) any Credit Carryforward from a Quarter beginning after the end of the Guarantee Period shall be applied in the manner specified in the first sentence of Article 17(b) of the Maya Agreement as a credit against the purchase price of Maya delivered in the succeeding Quarter, and (iii) any Premium Carryforward from a Quarter beginning after the end of the Guarantee Period shall be applied in the manner specified in the first sentence of Article 18(b) of the Maya Agreement as a premium on the purchase price of Maya delivered in the succeeding Quarter.

      5. Miscellaneous Terms.

            (a) This Agreement is effective as of the date hereof and, except as amended hereby, all other terms and conditions of the Maya Agreement shall continue to be in full force and effect.

            (b) The place of execution, delivery or performance of this Agreement or of the domicile of the parties notwithstanding, this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, it being understood and agreed that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.


                                     P.M.I. COMERCIO INTERNACIONAL,
                                            S.A. DE C.V.

[ILLEGIBLE]                          By: /s/ Eduardo Martinez del Rio
--------------------------              -----------------------------
Witness                                      Eduardo Martinez del Rio
                                             General Director


                                     CLARK REFINING & MARKETING,
                                            INC.

[ILLEGIBLE]                          By:  /s/ Maura J. Clark
--------------------------              -----------------------------
Witness


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                                    ANNEX 14A

                       FORM OF GUARANTEE INSURANCE POLICY
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                                    ANNEX 14B

                FORM OF OPINION OF ENGLISH COUNSEL TO THE INSURER